Definitions

Poloxamer 188 – Refers to unpurified, excipient-grade poloxamer 188 material, which was the active ingredient in drug product tested in early clinical studies conducted by CytRx and Burroughs Wellcome. Associated with elevated serum creatinine.

Vepoloxamer (also known as MST-188) – Refers to purified poloxamer 188, which is the active ingredient in drug product previously tested in CytRx’s Phase 3 study in sickle cell disease and currently being developed by Mast Therapeutics.  Certain low molecular weight substances present in poloxamer 188 that are associated with elevated serum creatinine are not present in vepoloxamer. No clinically significant elevations in creatinine have been observed in completed clinical studies conducted with vepoloxamer (>300 administrations).

Vepoloxamer adheres to damaged cell membranes, restoring the cell’s natural, hydrated, non-adhesive surface.

The CytRx Corporation/Burroughs Wellcome Alliance

Poloxamer 188 is an extensively‑studied compound.  It was originally used as an emulsifying agent in topical wound cleansers and parenteral nutrition products.  The potential therapeutic use of poloxamer 188 was largely conceived by Dr. Robert Hunter, MD, PhD (Distinguished Professor and Chairman, Department of Pathology and Laboratory Medicine, University of Texas Medical School at Houston). While at Emory University, Dr. Hunter identified the compound’s rheologic, cytoprotective, and antithrombotic activities through an extensive series of laboratory studies.  His work led to the formation of CytRx Corporation, a start-up company led by Jack Luchese which licensed Dr. Hunter’s inventions from Emory.  CytRx conducted a wide range of pre-clinical and clinical studies with poloxamer 188 (the drug product was then known as RheothRx).  These studies led to a major alliance with Burroughs Wellcome. Burroughs Wellcome also performed an extensive series of nonclinical studies and eight clinical trials, primarily focused on acute myocardial infarction (AMI).  Early studies investigating poloxamer 188 were promising.  The largest AMI trial planned to enroll approximately 20,000 patients. However, during the 3,000-patient lead-in phase of that study, elevations in serum creatinine were observed, particularly in those patients aged 65 years and older and in subjects with elevated creatinine at baseline. This phenomenon was referred to as “acute renal dysfunction” and eventually resulted in the discontinuation of the program by Glaxo Wellcome, which had recently been formed by the merger of Glaxo and Burroughs Wellcome.

Addressing Renal Toxicity and Pursuing Sickle Cell Disease

Glaxo returned the poloxamer 188 program to CytRx, which then investigated the source of the renal dysfunction and determined the elevation in serum creatinine was attributable to preferential absorption of certain low molecular weight substances by the proximal tubule epithelial cells in the kidney, causing an osmotic nephrosis.  Nonclinical studies demonstrated the osmotic nephrosis was reversible and deemed to be an exaggeration of the normal vacuolar reabsorption pathway.  CytRx developed a proprietary manufacturing method based on supercritical fluid chromatography that reduced the level of low molecular weight substances present in poloxamer 188, creating a purified poloxamer 188 compound, which has been assigned the unique generic name “vepoloxamer” by the United States Adopted Names (USAN) Council.

Nonclinical testing of vepoloxamer demonstrated less accumulation in kidney tissue, less pronounced vacuolization of proximal tubular epithelium, more rapid recovery from vacuolar lesions, and less effect on serum creatinine. A full report of the differential effects of vepoloxamer and poloxamer 188 on renal function has been published by Mast Therapeutics.1

1 Emanuele, M. and Balasubramaniam, B. Differential Effects of Commercial-Grade and Purified Poloxamer 188 on Renal Function. Drugs in R&D April 2014. Available at http://link.springer.com/article/10.1007/s40268-014-0041-0.

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Satisfied that it had identified the source of renal dysfunction, CytRx sought to re-introduce vepoloxamer into clinical development.  The company lacked the resources to conduct a large heart attack study and, instead, focused the development of vepoloxamer in sickle cell disease, a genetic condition with a significant unmet need and which is a rare (orphan) disease in the United States.  Under Burroughs Wellcome, poloxamer 188 had demonstrated positive results in a pilot Phase 2 study.  In that study (n=50), vepoloxamer markedly and significantly reduced the duration of vaso-occlusive crisis, pain intensity, and total analgesic use and showed trends to shorter days of hospitalization in the subgroup of patients who received the full dose of study drug (n=31).  These data were reported more fully by Adams-Graves et al.2  Notably, CytRx conducted safety studies in both adult and pediatric sickle cell patients and even at significantly higher levels of exposure than the anticipated therapeutic doses, there were no clinically significant changes in serum creatinine observed and no acute kidney failure reported. Based on these promising Phase 1 and 2 results, CytRx launched a randomized, double-blind, placebo-controlled Phase 3 study of vepoloxamer in 350 patients with sickle cell disease.  The primary endpoint of this initial Phase 3 study was a reduction in the duration of a crisis.  However, CytRx concluded the study at 255 patients, in part due to capital constraints.  Despite its early conclusion and certain design flaws, the study demonstrated treatment benefits in favor of vepoloxamer. However, it did not achieve statistical significance in the primary study endpoint (p=0.07).  Mast believes that enrolling fewer than the originally-planned number of patients and certain features of the study’s endpoint and observation period adversely affected the outcome of the study. In particular, the study assumed that most patients would resolve their crisis within one week (168 hours). However, a substantial number of patients did not achieve crisis resolution within 168 hours and were assigned a “default” value of 168 hours, which had a potentially significant effect on the primary endpoint.  Notably, in a post hoc “responder’s analysis” of the intent-to-treat population (n=249), which analyzed the proportion of patients who achieved crisis resolution within 168 hours (e.g. excluding those who had been assigned the default of 168 hours), over 50% of subjects receiving vepoloxamer achieved crisis resolution within 168 hours, compared to 37% in the control group (p=0.02).  Data from the Phase 3 study are reported more fully by Orringer et al.3 Following conclusion of the Phase 3 study, CytRx merged with a private company and modified its business strategy by discontinuing development of all of its existing programs (including vepoloxamer) to focus on assets held by the private company with which it merged.

SynthRx

After the corporate reorganization at CytRx, a group of individuals, including Dr. Hunter, formed a private entity, which they named SynthRx, Inc., to acquire rights to the data, know-how, and extensive clinical, pre-clinical, and manufacturing information necessary to continue development of vepoloxamer. SynthRx developed new intellectual property and conducted additional analyses of the existing data.  However, they were unable to raise capital to fund additional clinical development of vepoloxamer, particularly during a period of economic recession in the U.S.

Mast Therapeutics

In 2010, Mast met with Dr. Hunter and his colleagues to negotiate the acquisition of SynthRx and thereby continue the development of vepoloxamer. The merger was finalized in April 2011.

Beginning in April 2011, Mast re-established the unique manufacturing process through a partnership with Pierre Fabre (FRA) and met with the FDA multiple times to discuss a pivotal study protocol for vepoloxamer in sickle cell disease.  In early 2013, Mast initiated the “EPIC” study, a 388-patient pivotal Phase 3 trial of vepoloxamer in sickle cell disease that is being conducted in approximately 70 sites around the world. In 2014, building upon promising nonclinical data of vepoloxamer in combination with thrombolytics, Mast initiated its second clinical program featuring vepoloxamer, a Phase 2, proof-of-concept study of vepoloxamer in combination with recombinant tPA in patients with acute limb ischemia.  In early 2015, based on recent nonclinical animal studies showing improvements in cardiac ejection fraction and key biomarkers and prior studies showing vepoloxamer improved cardiac function without increasing cardiac energy requirements, Mast announced its intent to initiate a Phase 2 clinical study of vepoloxamer in chronic heart failure.

2 Adams-Graves P, Kedar A, Koshy M, et al. RheothRx (Poloxamer 188) Injection for the Acute Painful Episode of Sickle Cell Disease: A Pilot Study. Blood 1997;90:2041-6

3 Orringer EP, Casella JF, Ataga KI, et al. Purified poloxamer 188 for treatment of acute vaso-occlusive crisis of sickle cell disease: A randomized controlled trial. JAMA 2001;286(17):2099-106

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